[AccuPoll Letterhead]

November 3, 2005

Philip G. Trubey
15101 Red Hill Ave.
Tustin,  CA  92780

      Re:   Amendment No. 3 to Promissory Note Dated
            May 23, 2005, as amended on September 30, 2005 and October 6, 2005
            ------------------------------------------------------------------

Dear Mr. Trubey:

      Reference is hereby made to that certain Promissory Note (the "Note") dated May 23, 2005, as amended on September 30, 2005, and October 6, 2005 in the principal amount of $488,626.00 issued to you by AccuPoll Holding Corp. (the "Company"). As consideration for an additional loan from you to the Company in the amount of $100,000, the undersigned does hereby agree to increase the principal amount of the Note in the amount of $588,626.

      Except as expressly amended hereby, all of the terms and provisions of the
Note is and shall remain in full force and effect. This amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law or the actual domiciles of the parties.

      Please acknowledge your understanding of and agreement with the foregoing by signing this letter agreement in the space provided below.

                                        Sincerely,

                                        /s/ William E. Nixon
                                        ----------------------------------------
                                            William E. Nixon
                                            President and
                                            Chief Executive Officer

Agreed and Accepted this
______ day of __________ 2005


_____________________________
Philip G. Trubey